UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2008

THE AES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-12291	54-1163725
(State or other jurisdiction	Commission File Number	(I.R.S. Employer Identification
of incorporation)		No.)

4300 Wilson Boulevard, Suite 1100
Arlington, Virginia		22203
(Address of principal executive offices)		(Zip code)

(703) 522-1315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On February 4, 2008, The AES Corporation (“AES” or the “Company”) entered into a stock purchase agreement with Kazakhmys PLC (“Kazakhmys”).  Under the agreement, AES is selling to Kazakhmys two indirect wholly-owned subsidiaries with operations in Kazakhstan, AES Ekibastuz LLP and Maikuben West LLP, which generated total revenues of approximately $185 million for the year ended December 31, 2007.

AES will receive consideration of approximately $1.1 billion at closing and will have the opportunity, over three years, to receive additional consideration of up to $381 million under earn-out provisions, a management fee and a capital expenditure program bonus, for a total consideration of up to $1.48 billion. The management agreement, also entered into on February 4, 2008, runs through December 2010.

The Company is retaining its facilities in Eastern Kazahkstan, including Sogrinsk CHP, Ust-Kamenogorsk CHP; its facilities under concession agreements, Shulbinsk HPP and Ust-Kamenogorsk HPP; and its trading business, Nurenergoservice L.L.P.  The previously disclosed litigation asserted against these businesses remains pending.

The sale is subject to certain regulatory and third-party approvals and to customary purchase price adjustments.  The transaction is expected to close by the end of the second quarter of 2008.

Item 7.01               Regulation FD Disclosure

2007 Guidance

The Company has identified a non-cash impairment of AES Uruguaiana (“Uruguaiana”), a 639 MW gas-fired facility in Brazil in which the Company indirectly owns a 46% interest.  The Company has not completed its calculation of the impairment, which was identified during the year-end closing process for 2007, and relates to curtailment of natural gas supplies in the Brazil market which is forcing Uruguaiana to purchase electricity via bilateral agreements and on the spot market to satisfy its commitments.   For the year ended December 31, 2007, Uruguaiana is expected to contribute losses to the Company’s net income from continuing operations of approximately $30 million (unaudited), excluding the impairment, of which approximately $12 million (unaudited) is already included in the financial statements for the nine months ended September 30, 2007.  The Company’s ownership adjusted interest in the net book value of Uruguaiana as of December 31, 2007 is approximately $162 million (unaudited), excluding the impairment. The impairment is expected to have a significant impact on 2007 GAAP earnings per diluted share, but no impact on 2007 operating cash flow guidance or 2007 adjusted earnings per share guidance.

In addition, the Company is continuing to review other matters that currently are not expected to impact 2007 operating cash flow guidance but may impact 2007 GAAP earnings per share, including a potential impairment of prepaid carbon emission credits (“CERs”) from AgCert, a United Kingdom company that produces CERs, related to AgCert’s potential inability to deliver the CERs or to repay the sums advanced. The CERs are classified on the Company’s balance sheet as non-current assets with a net book value of $52 million (unaudited) as of December 31, 2007. The Company is also reviewing a potential non-recurring deferred tax charge related to a change in Mexican tax laws in the fourth quarter of 2007 of potentially up to approximately $72 million.  The impact on 2007 GAAP earnings per share of these potential charges, if any, is not yet known.  If the Company does record additional charges relating to these items, only the potential non-recurring deferred tax charges related to the change in Mexican tax laws would impact adjusted earnings per share.

Because the Company has not completed its year-end financial close, additional review and analysis may cause us to identify additional factors that affect guidance or to reevaluate currently identified factors.  The Company intends to announce its final 2007 results once the year-end closing process is complete.

2008 and Long-Term Guidance

In view of the disposition of AES Ekibastuz LLP and Maikuben West LLP, the Company is reviewing its budget, 2008 guidance and long-term guidance.  The Company anticipates updating its guidance after it announces its 2007 results.

The information above is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 8.01               Other Events

The Company is working to complete its financial statements for the year ended December 31, 2007.  In connection with this process, the Company continues its efforts to remediate the material weaknesses that were previously disclosed in the Company’s Form 10-K/A for the year ended December 31, 2006 and subsequent interim reports.   As a result of these remediation efforts, the Company has identified certain non-cash adjustments to its prior period financial statements.  Because the Company has not completed these efforts, no final conclusions can be presented regarding the materiality of any adjustments.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

99.1         Press Release, dated February 5, 2008, of The AES Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION

/s/ Victoria D. Harker
Victoria D. Harker
Executive Vice President and Chief
Financial Officer

Date: February 5, 2008